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Filed pursuant to Rule 433
Registration Statement No. 333-162195
Dated September 29, 2009

AGRICULTURE

DAG AGF ADZ AGA

PowerShares DB **Agriculture Double Long** ETN **DAG**

PowerShares DB **Agriculture Long** ETN **AGF**

PowerShares DB **Agriculture Short** ETN **ADZ**

PowerShares DB **Agriculture Double Short** ETN **AGA**

The PowerShares DB Agriculture Double Long Exchange Traded Note (Symbol: DAG), PowerShares DB Agriculture Long Exchange Traded Note (Symbol: AGF), PowerShares DB Agriculture Short Exchange Traded Note (Symbol: ADZ) and PowerShares DB Agriculture Double Short Exchange Traded Note (Symbol: AGA) (collectively, the "PowerShares DB Agriculture ETNs") are the first exchange traded products that provide investors with a cost-effective and convenient way to take a short or leveraged view on the performance of the agriculture sector.

All of the PowerShares DB Agriculture ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index–Optimum Yield Agriculture™ (the "Index"), which is designed to reflect the performance of certain corn, wheat, soybean and sugar futures contracts plus the returns from investing in 3 month United States Treasury bills.

Investors can buy and sell PowerShares DB Agriculture ETNs at market price on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees. Investors may redeem PowerShares DB Agriculture ETNs in blocks of no less than 200,000 securities and integral multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement which include a fee of up to $0.03 per security.

Fact Sheet   Prospectus

Financial Details

	DAG	AGF	ADZ	AGA
Last Update	9/29/2009 3:59 PM EST	9/29/2009 3:35 PM EST	9/29/2009 9:30 AM EST	9/29/2009 1:28 PM EST
Price	9.28	16.36	33.71	40.80
Indicative Intra-day Value	9.33	16.34	33.80	40.73
Last End of Day RP Value	9.2159	16.2443	33.9845	41.1614
Last Date for End of Day Value	9/28/2009	9/28/2009	9/28/2009	9/28/2009

Index History[1] (Growth of $10,000 since July 31, 2006)

DAG (Index +2x Levered) $8,422.08
AGF (Index +1x Levered) $10,563.28
ADZ (Index -1x Levered) $8,581.79
AGA (Index -2x Levered) $5,556.86
$30k
$27k
$24k
$21k
$18k
$15k
$12k
$9k
$6k
$3k
$0k
2006
2007
2008
2009

PowerShares DB Agriculture ETN & Index Data

Ticker Symbols

Agriculture Double Long	DAG
Agriculture Long	AGF
Agriculture Short	ADZ
Agriculture Double Short	AGA

Intraday Indicative Value Symbols

Agriculture Double Long	DAGIV
Agriculture Long	AGFIV
Agriculture Short	ADZIV
Agriculture Double Short	AGAIV

CUSIP Symbols

Agriculture Double Long	25154H558
Agriculture Long	25154H533
Agriculture Short	25154H541
Agriculture Double Short	25154H566

Details

ETN price at listing	$25.00
Inception date	4/14/08
Maturity date	4/1/38
Yearly investor fee	0.75%
Listing exchange	NYSE Arca
Index symbol	DBLCYEAG

Issuer

Deutsche Bank AG, London Branch

Long-term Unsecured Obligations

Risks

- Non-principal protected
- Leveraged losses
- Subject to an investor fee
- Limitations on repurchase

ETN Performance & Index History (%)[1]

As of 6/30/2009	1 Year	3 Year	5 Year	10 Year	Inception
ETN Performance					
Agriculture Double Long	-65.56	-	-	-	-56.94
Agriculture Long	-37.89	-	-	-	-30.63
Agriculture Short	45.70	-	-	-	30.71
Agriculture Double Short	95.35	-	-	-	55.50
Index History					
Deutsche Bank Liquid Commodity Index-Optimum Yield Agriculture™ **+2x Levered**	-65.56	-	-	-	-56.94
Deutsche Bank Liquid Commodity Index-Optimum Yield Agriculture™ **+1x Levered**	-37.89	-	-	-	-30.63
Deutsche Bank Liquid Commodity Index-Optimum Yield Agriculture™ **-1x Levered**	45.70	-	-	-	30.71
Deutsche Bank Liquid Commodity Index-Optimum Yield Agriculture™ **-2x Levered**	95.35	-	-	-	55.50
Comparative Indexes[2]					
S&P 500 Index	-26.21	-	-	-	-26.01
Barclays Capital U.S. Aggregate Bond Index	6.05	-	-	-	4.78

Index Weights

As of 9/28/2009

Commodity	Contract Expiry Date	Weight (%)
Corn	12/14/2009	18.68
Soybeans	11/13/2009	23.43
Sugar #11	6/30/2010	38.65
Wheat	7/14/2010	19.24

Source: DB, Bloomberg

[1]Index history is for illustrative purposes only and does not represent actual PowerShares DB Agriculture ETN performance. The inception date of the Deutsche Bank Liquid Commodity Index - Optimum Yield Agriculture™ is July 12, 2006. Index history is based on a combination of the monthly returns from the Deutsche Bank Liquid Commodity Index — Optimum Yield Agriculture Excess Return™ (the "Agriculture Index") plus the monthly returns from the DB 3-Month T-Bill Index (the "T-Bill Index"), resetting monthly as per the formula applied to the PowerShares DB Agriculture ETNs, less the investor fee. The Agriculture Index is intended to reflect changes in the market value of certain agriculture futures contracts on corn, wheat, soybeans and sugar. The T-Bill Index is intended to approximate the returns from investing in 3-month United States Treasury bills on a rolling basis.

Index history does not reflect any transaction costs or expenses. Indexes are unmanaged,

Concentrated exposure to Agriculture

Benefits
[GRAPHIC OMITTED]
    Leveraged and short notes
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    Relatively low cost
[GRAPHIC OMITTED]
    Intraday  access
[GRAPHIC OMITTED]
    Listed
[GRAPHIC OMITTED]
    Transparent Tax treatment(3)
[GRAPHIC OMITTED]

and you cannot invest directly in an index. PAST PERFORMANCE DOES NOT GUARANTEE
FUTURE RESULTS. For current index and PowerShares DB Agriculture ETN performance, go to dbfunds.db.com/notes.

(2)The S&P 500(R) Index is an unmanaged index used as a measurement of change in stock market conditions based on the performance of a specified group of common stocks. The Barclays Capital U.S. Aggregate Bond Index(TM) is an unmanaged index considered representative of the U.S. investment-grade, fixed-rate bond market.
Correlation indicates the degree to which two investments have historically moved in the same direction and magnitude. Volatility is the annualized standard deviation of monthly index returns.

(3)Deutsche Bank AG, London Branch, Invesco PowerShares and their affiliates do not provide tax advice and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax related penalties and (ii) was written to support the promotion or marketing of the transactions or matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

An investment in the PowerShares DB Agriculture ETNs involves risks, including possible loss of principal. For a description of the main risks, see "Risk
Factors" in the applicable pricing supplement.

Not FDIC Insured -- No Bank Guarantee -- May Lose Value

The PowerShares DB Agriculture ETNs are senior unsecured obligations of
Deutsche Bank AG, London Branch. The PowerShares DB Agriculture ETNs are
riskier than ordinary unsecured debt securities and have no principal protection.

Risks of investing in the PowerShares DB Agriculture ETNs include limited portfolio diversification, uncertain principal repayment, trade price fluctuations, illiquidity and leveraged losses. Investing in the PowerShares DB
Agriculture ETNs is not equivalent to a direct investment in the index or index components. The investor fee will reduce the amount of your return at maturity or upon redemption of your PowerShares DB Agriculture ETNs even if the value of the relevant index has increased. If at any time the redemption value of the
PowerShares DB Agriculture ETNs is zero, your investment will expire worthless.
Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the PowerShares DB Agriculture ETNs.
Sales in the secondary market may result in losses. An investment in the
PowerShares DB Agriculture ETNs may not be suitable for all investors.

The PowerShares DB Agriculture ETNs are concentrated in agriculture commodity futures contracts. The market value of the PowerShares DB Agriculture ETNs may be influenced by many unpredictable factors, including, among other things, volatile agriculture prices, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions. The
PowerShares DB Agriculture ETNs are concentrated in a single commodity sector, are speculative and generally will exhibit higher volatility than commodity products linked to more than one commodity sector.

The PowerShares DB Agriculture Double Long ETN and PowerShares DB Agriculture
Double Short ETN are both leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents filed by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
dbfunds.db.com or EDGAR on the SEC website at www.sec.gov. Alternatively, you may request a prospectus by calling 800.983.0903, or you may request a copy from any dealer participating in this offering.

The PowerShares DB Agriculture ETNs are not suitable for all investors and should be utilized only by sophisticated investors who understand leverage risk, consequences of seeking monthly leveraged investment results and intend to actively monitor and manage their investments. Investing in the ETNs is not equivalent to a direct investment in the index or index components because the current principal amount (the amount you invested) is reset each month, resulting in the compounding of monthly returns. The principal amount is also subject to the investor fee, which can adversely affect returns. The amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the index during the term of the securities. There is no guarantee that you will receive at maturity, or upon an earlier repurchase your initial investment back or any return on that investment.
Significant adverse monthly performances for your securities may not be offset by any beneficial monthly performances.

Certain marketing services may be provided for these products by Invesco Aim
Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management
LLC. Neither firm is affiliated with Deutsche Bank.

PowerShares(R) is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC is an indirect, wholly owned subsidiary of Invesco Ltd.

An investor should consider the PowerShares DB Agriculture ETNs' investment objective, risks, charges and expenses carefully before investing.